Exhibit 10.2

AMENDMENT NO. 1 TO

1999 INCENTIVE PLAN OF

U.S. CONCRETE, INC.

Effective as of January 9, 2003

The Board of Directors of U.S. Concrete, Inc. (the “Company”) by resolution has duly adopted this Amendment No. 1 to the Company’s 1999 Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1. The Plan is hereby amended by deleting Section 9(b) and replacing in lieu thereof a new Section 9(b) reading in its entirety as follows:

“9.(b) Director Options. On each Annual Director Award Date, each Nonemployee Director will be automatically granted a Director Option that provides for the purchase of 10,000 shares of Common Stock. Any individual who becomes a Nonemployee Director otherwise than by election at an Annual Meeting will be automatically granted, on the date of his or her becoming a Director, a Director Option that provides for the purchase of a number of shares of Common Stock (rounded up to the nearest whole number) equal to the product of (i) 10,000 and (ii) a fraction the numerator of which is the number of days between the election of that Nonemployee Director and the next scheduled Annual Director Award Date (or, if that date has not been scheduled, the first anniversary of the immediately preceding Annual Director Award Date, if any) and the denominator of which is 365. The Board may determine, at its discretion, to increase the number of shares of Common Stock to be subject to Director Options granted on any subsequent Annual Director Award Date to not more than 15,000 shares. A Director Award Agreement will (i) evidence each Award of Director Options, (ii) contain the terms, conditions and limitations set forth above and (iii) be signed by the Participant to whom those Director Options are granted and an Authorized Officer. Each Director Option will have a term of five years from the date of grant, subject to any earlier termination of the status of the holder as a Nonemployee Director, in which event the term of the Director Option will expire on the date that is 180 days after the date that status terminates. The purchase price of each share of Common Stock subject to any Director Option will be equal to the Fair Market Value of a share of the Common Stock on the date of grant of that Director Option. All Director Options will vest and become exercisable on the date that is 180 days after the date of grant. Any Nonemployee Director who resigns as a Director without the consent of a majority of the other Directors will forfeit all his or her then unexercisable Director Options.”